Exhibit 99.1

Kaiser Aluminum Corporation Announces Proposed Private Placement of New Senior Notes

FOOTHILL RANCH, Calif., April 21, 2020 (GLOBE NEWSWIRE) — Kaiser Aluminum Corporation (Nasdaq: KALU) announced today that it plans to offer $300.0 million aggregate principal amount of senior notes due 2025 (the “notes”) in a private transaction that is exempt from the registration requirements of the Securities Act of 1933 (the “Act”).

The notes will be guaranteed by each of Kaiser Aluminum’s existing and future domestic subsidiaries that is a borrower or guarantor under Kaiser Aluminum’s revolving credit facility.

Kaiser Aluminum intends to use the net proceeds from the offering of the notes for general corporate purposes, which may include, among other things, capital spending and acquisitions.

The notes and the related guarantees have not been and will not be registered under the Act or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A and to non-U.S. persons outside the United States under Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities, and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Act.

Forward-Looking Statements

This press release contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to it at the time such statements are made. Kaiser Aluminum cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include: (a) the effectiveness of management’s strategies and decisions; (b) general economic and business conditions, including the impact of the global outbreak of Coronavirus Disease 2019 and governmental and other actions taken in response, cyclicality and other conditions in the aerospace, automotive and other end markets Kaiser Aluminum serves; (c) developments in technology; (d) new or modified statutory or regulatory requirements; (e) changing prices and market conditions; and (f) other risk factors summarized in Kaiser Aluminum’s reports filed with the Securities and Exchange Commission, including Kaiser Aluminum’s Form 10-K for the year ended December 31, 2019 and Form 10-Q for the three months ended March 31, 2020. Kaiser Aluminum undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Kaiser Aluminum’s expectations.

Investor Relations and Public Relations Contact:

Melinda C. Ellsworth

Kaiser Aluminum Corporation

(949) 614-1757